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Exhibit 10.109a

EXECUTION

$140,000,000

FIVE-YEAR CREDIT AGREEMENT

dated as of

May 10, 2006

among

COUNTRYWIDE FINANCIAL CORPORATION,

COUNTRYWIDE HOME LOANS, INC.,

and

WILLIAM STREET CREDIT CORPORATION,
as Lender

ARTICLE IV
Conditions
SECTION 4.01.	Effective Date	24
SECTION 4.02.	Each Credit Event	24
ARTICLE V
Affirmative Covenants
SECTION 5.01.	Financial Statements; Ratings Change and Other Information	25
SECTION 5.02.	Notices of Material Events	26
SECTION 5.03.	Existence; Conduct of Business	26
SECTION 5.04.	Payment of Obligations	27
SECTION 5.05.	Maintenance of Properties; Insurance	27
SECTION 5.06.	Hedging Program	27
SECTION 5.07.	Books and Records; Inspection Rights	27
SECTION 5.08.	Compliance with Laws and Contractual Obligations	27
SECTION 5.09.	Environmental Laws	27
SECTION 5.10.	Use of Proceeds	27
SECTION 5.11.	Compliance with Regulatory Requirements	27
ARTICLE VI
Financial and Negative Covenants
SECTION 6.01.	Financial Condition Covenants	28
SECTION 6.02.	Liens	28
SECTION 6.03.	Fundamental Changes	28
SECTION 6.04.	Acquisitions	29
SECTION 6.05.	Restricted Payments	29
SECTION 6.06.	Indebtedness	29
ARTICLE VII
Events of Default
ARTICLE VIII
Guarantee
SECTION 8.01.	Guarantee	31
SECTION 8.02.	No Subrogation	32
SECTION 8.03.	Amendments, etc. with respect to the Borrower Obligations	32
SECTION 8.04.	Guarantee Absolute and Unconditional	32
SECTION 8.05.	Reinstatement	33
SECTION 8.06.	Payments	33
SECTION 8.07.	Independent Obligations	33
ARTICLE IX
[Reserved]

ii

ARTICLE X
Miscellaneous
SECTION 10.01.	Notices	33
SECTION 10.02.	Waivers; Amendments	34
SECTION 10.03.	Expenses; Indemnity; Damage Waiver	35
SECTION 10.04.	Successors and Assigns	35
SECTION 10.05.	Survival	37
SECTION 10.06.	Counterparts; Integration; Effectiveness	37
SECTION 10.07.	Severability	38
SECTION 10.08.	Right of Setoff	38
SECTION 10.09.	Governing Law; Jurisdiction; Consent to Service of Process	38
SECTION 10.10.	WAIVER OF JURY TRIAL	38
SECTION 10.11.	Headings	39
SECTION 10.12.	Confidentiality	39
SECTION 10.13.	Patriot Act	39
SCHEDULES:
Schedule 3.06—Disclosed Matters
Schedule 3.13—Material Subsidiaries
Schedule 6.02—Existing Liens
EXHIBITS:
Exhibit A—Form of Closing Certificate
Exhibit B—Form of Assignment and Assumption
Exhibit C—Form of Opinion of Borrower's Counsel

iii

        FIVE-YEAR CREDIT AGREEMENT dated as of May 10, 2006, among COUNTRYWIDE FINANCIAL CORPORATION, COUNTRYWIDE HOME LOANS, INC., and WILLIAM STREET CREDIT CORPORATION, as the Lender (the "Lender").

        WHEREAS, the Borrower has requested $140,000,000 in a senior unsecured revolving credit facility from the Lender for general corporate purposes; and

        WHEREAS, the Lender is willing to provide the requested senior unsecured revolving credit facility on the terms and conditions set forth herein;

        NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

        SECTION 1.01.    Defined Terms    As used in this Agreement, the following terms have the meanings specified below:

        "364-Day Credit Agreement" means the 364-Day Credit Agreement, dated as of the date hereof, among CFC, CHL, and the Lender, as amended, supplemented or otherwise modified from time to time.

        "Adjusted LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

        "Affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

        "Aggregate Deficit Amount" means, for any Person, at any time, the excess of (i) the aggregate amount of payment obligations for which such Person is then liable under its Hedge and Repo Transactions with one or more counterparties over (ii) the then aggregate value of the collateral then securing all such payment obligations.

        "Agreement" means this Five-Year Credit Agreement, as amended, supplemented or otherwise modified from time to time.

        "Alternate Base Rate" means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

        "Alternate Base Rate Loans" means Revolving Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

        "Applicable Rate" means, for any day, with respect to any Federal Funds Rate Loan or Eurodollar Revolving Loan, or with respect to the facility fees and utilization fees payable hereunder, as the case may be, the applicable rate per annum set forth below (expressed in basis points) under the caption "Federal Funds Rate Spread", "Eurodollar Spread", "Facility Fee Rate" or "Utilization Fee Rate", as

the case may be, based upon the ratings by Moody's and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Federal Funds Rate Spread	Eurodollar Spread	Facility Fee Rate	Utilization Fee Rate (> 50%)
> A1 from Moody's or ≥ A+ from S&P	18.0	18.0	7.0	5.0
A2 from Moody's or A from S&P	22.0	22.0	8.0	5.0
A3 from Moody's or A- from S&P	26.0	26.0	9.0	5.0
Baa1 from Moody's or BBB+ from S&P	34.0	34.0	11.0	10.0
Baa2 from Moody's or BBB from S&P	45.0	45.0	15.0	10.0
< Baa2 from Moody's and < BBB from S&P or unrated	55.0	55.0	20.0	10.0

For purposes of the foregoing, (i) if either Moody's or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in clause (iii) of this definition), then the rating assigned by the other rating agency shall be used; (ii) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall fall within different rating levels, the Applicable Rate shall be based on the higher of the two ratings unless one of the two ratings is two or more rating levels lower than the other, in which case the Applicable Rate shall be determined by reference to the rating level next below that of the higher of the two ratings; (iii) if either Moody's or S&P shall cease to assign a rating to the Index Debt solely because the Borrower elects not to participate or otherwise cooperate in the ratings process of such rating agency, the Applicable Rate shall not be less than that in effect immediately prior to such rating agency's rating becoming unavailable; and (iv) if the ratings established or deemed to have been established by Moody's and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Lender pursuant to Section 5.02 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lender shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

        "Assignment and Assumption" means an assignment and assumption entered into by the Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), in the form of Exhibit B or any other form approved by the Lender.

        "Availability Period" means the period from and including the Effective Date to but excluding the earlier of the Commitment Termination Date and the date the Commitments are terminated as provided herein.

        "Board" means the Board of Governors of the Federal Reserve System of the United States of America.

        "Borrower" means CFC, CHL or both, as appropriate.

        "Borrowing" means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

        "Borrowing Request" means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

        "Business Day" means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

        "Capital Lease Obligations" of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

        "CFC" means Countrywide Financial Corporation, a Delaware corporation.

        "Change in Law" means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14(b), by any lending office of the Lender or by the Lender's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

        "Change of Control" means, at any time, (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) becomes, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 35% of the outstanding voting stock of CFC or (ii) the board of directors of CFC shall cease to consist of a majority of Continuing Directors.

        "CHL" means Countrywide Home Loans, Inc., a New York corporation.

        "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        "Commitment" means the commitment of the Lender to make Revolving Loans, expressed as an amount representing the maximum aggregate amount of the Lender's Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of the Lender's Commitment is $140,000,000.

        "Commitment Termination Date" means May 10, 2011.

        "Consolidated Net Worth" means, at any date, all amounts that would, in conformity with GAAP, be included on a consolidated balance sheet of a Person and its subsidiaries under stockholders' equity at such date.

        "Continuing Directors" means the directors of CFC on the date hereof and each other director, if, in each case, such other director's nomination for election to the board of directors of CFC is recommended by at least 51% of the then Continuing Directors.

        "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

        "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

        "Credit Exposure" means, at any time, the outstanding principal amount of the Lender's Revolving Loan at such time.

        "Default" means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

        "Disclosed Matters" means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

        "Dollars" or "$" refers to lawful money of the United States of America.

        "Effective Date" means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is May 10, 2006.

        "Environmental Laws" means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or health and safety matters.

        "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

        "Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

        "ERISA Event" means (a) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

        "Eurodollar", when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate (or, in the case of a Competitive Loan, the LIBO Rate).

        "Eurodollar Tranche" is the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

        "Event of Default" has the meaning assigned to such term in Article VII.

        "Excluded Taxes" means, with respect to the Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Lender, in which its applicable lending office is located and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.

        "Federal Funds Effective Rate" means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by JPMCB from three Federal funds brokers of recognized standing selected by it.

        "Federal Funds Rate" means (i) for the first day of a Federal Funds Rate Loan, the rate per annum which is the average of the rates on the offered side of the Federal Funds market quoted by three interbank Federal Funds brokers, selected JPMCB, at approximately the time the Borrower requests such Loan, and (ii) for each day of such Federal Funds Rate Loan thereafter, the rate per annum which is the average of the rates on the offered side of the Federal Funds market quoted by three interbank Federal Funds brokers, selected by JPMCB, at approximately 3:00 p.m., New York City time, on such day for Dollar deposits in immediately available funds.

        "Federal Funds Rate Loan" means Revolving Loans whose applicable rate of interest is based upon the Federal Funds Rate and which are designated as Federal Funds Rate Loans pursuant to Section 2.03 or 2.07.

        "Financial Officer" means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

        "GAAP" means generally accepted accounting principles in the United States of America.

        "Governmental Authority" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

        "Guarantee" of or by any Person (the "guarantor") means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

        "Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

        "Guarantor" has the meaning assigned to such term in Section 8.01.

        "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

        "Hedge and Repo Transaction" means a transaction consisting of or arising under one or more of the following: (a) swaps, options, caps, collars, floors and swaptions, including, without limitation, rate swaps, basis swaps, commodity swaps, equity or equity index swaps, interest rate options, foreign exchange transactions, forward rate agreements, rate guarantee agreements, currency swaps, credit default swaps, total rate of return swaps, spread options, and contracts for differences (including any options with respect to any of the transactions referred to in this clause (a)); (b) repurchase agreements, reverse purchase agreements, sell buy backs and buy sell back agreements (each of the foregoing including in respect of mortgage loans), securities lending and borrowing agreements, other agreements for the purchase, sale or loan of securities, group or index securities (including any interest therein or based on the value thereof), certificates of deposit or bankers' acceptances (including any option with respect to any of the transactions referred to in this clause (b)); (c) options of any type, whether with respect to fixed-income securities or interest rates, and whether included on a national securities exchange, privately negotiated or otherwise relating to guaranties of settlements of cash or securities by or to securities clearing agencies; (d) prepaid equity forwards and commodity options or forwards; (e) any other transactions similar to those referred to in clause (a), (b), (c) or (d) above entered into in the ordinary course of business of CFC or any subsidiary or to the extent entered into solely by two or more of CFC and its subsidiaries; (f) any combination of two or more transactions referred to in clause (a), (b), (c), (d) or (e) above; and (g) any agreement or master agreement (including the supplements thereto and confirmations thereunder and the terms and conditions incorporated by reference in any and all of the foregoing) for transactions referred to in clause (a), (b), (c), (d) or (e) above.

        "Hedging Program" means a program for hedging interest rate risks by CFC and its subsidiaries, which program shall include, without limitation, Hedge and Repo Transactions.

        "Indebtedness" of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. "Indebtedness" shall not include obligations under customary indemnification provisions in agreements relating to the sale or purchase of assets or property.

        "Indemnified Taxes" means Taxes other than Excluded Taxes.

        "Index Debt" means senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any Person other than CFC or CHL, as applicable, or subject to any other credit enhancement.

        "Interest Election Request" means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

        "Interest Payment Date" means (a) with respect to any Federal Funds Rate Loan, the last day of each calendar month and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one month's duration, each day prior to the last day of such Interest Period that occurs at intervals of one month's duration after the first day of such Interest Period.

        "Interest Period" means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) any Interest Period that would otherwise end after the Commitment

Termination Date shall end on the Commitment Termination Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

        "JPMCB" means JPMorgan Chase Bank, N.A.

        "Lender" has the meaning assigned to that term in the recitals.

        "LIBO Rate" means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by JPMCB from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the JPMCB in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

        "Lien" means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

        "Loan Documents" means this Agreement and the Notes, if any.

        "Loans" means the loans made by the Lender to the Borrower pursuant to this Agreement.

        "Material Adverse Effect" means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of CFC, CHL and their Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any other Loan Document or the rights or remedies of the Lender hereunder or thereunder.

        "Material Indebtedness" means (i) Indebtedness outstanding under the 364-Day Credit Agreement, (ii) Indebtedness outstanding under the RBC Credit Agreement, (iii) Indebtedness outstanding under the Syndicated 364-Day Credit Agreement, (iv) Indebtedness outstanding under the Syndicated 5-Year Credit Agreement and (v) any other Indebtedness (other than the Loans), or obligations in respect of one or more Hedge and Repo Transactions, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $100,000,000.

        "Material Subsidiary" means, at any time, each Subsidiary which (i) is set forth in Schedule 3.13 under the heading "Permanent Material Subsidiaries", (ii) individually had revenue in the then most recently ended fiscal year of CFC comprising 5% or more of the consolidated revenue of CFC and its Subsidiaries for such fiscal year or (iii) is designated a Material Subsidiary by the Borrower in Schedule 3.13 under the heading "Designated Material Subsidiaries" (as such list of Designated Material Subsidiaries may be supplemented or modified from time to time after the Effective Date upon written notice to the Lender). In no event shall the aggregate revenue of Subsidiaries of CFC which are not deemed or designated Material Subsidiaries in accordance with the preceding sentence for the then most recently ended fiscal year equal or exceed 20% of the consolidated revenue of CFC and its Subsidiaries for such fiscal year.

        "Moody's" means Moody's Investors Service, Inc.

        "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

        "Notes": the collective reference to any promissory note evidencing Loans.

        "Obligations" means the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

        "OCC" means the Office of the Comptroller of the Currency of the United States of America or any successor federal bank regulatory authority.

        "Other Taxes" means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

        "Participant" has the meaning set forth in Section 10.04.

        "PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

        "Permitted Encumbrances" means:

          (a)   Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.04;

          (b)   carriers', warehousemen's, mechanics', materialmen's, repairmen's and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

          (c)   pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;

          (d)   deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

          (e)   judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; provided that such liens shall not secure any judgments of more than $100,000,000 in the aggregate for more than 60 days;

          (f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

          (g)   any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.03; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

          (h)   any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

          (i)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (i) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iii) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary.

        "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

        "Plan" means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

        "Prime Rate" means the rate of interest per annum publicly announced from time to time by JPMCB. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

        "RBC Credit Agreement" means the 364-Day Credit Agreement, dated as of May 12, 2004, among CFC, CHL, Lloyds TSB Bank Plc and Societe Generale, as documentation agents, BNP Paribas, as syndication agent, the lenders party thereto, Barclays Bank Plc, as administrative agent, and Royal Bank of Canada, as managing administrative agent, as amended, supplemented or otherwise modified from time to time (including, but not limited to, the Termination and Replacement Agreement dated as of November 19, 2004, the First Amendment dated as of May 11, 2005 and the Second Amendment dated as of November 18, 2005).

        "Register" has the meaning set forth in Section 10.04.

        "Related Parties" means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

        "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

        "Revolving Loan" means a Loan made pursuant to Section 2.03.

        "S&P" means Standard & Poor's.

        "SEC" means the Securities and Exchange Commissions, any successor thereto and any analogous Governmental Authority.

        "Specified MSR Liens" means (i) Liens on mortgage servicing rights securing secured lines of credit for, warehouse financings of, or repurchase transactions involving, the whole mortgage loans to which such mortgage servicing rights relate and (ii) Liens on mortgage servicing rights following sales or securitizations of the mortgage loans to which such mortgage servicing rights relate where such Liens are intended to benefit the investors in the event such sales or securitizations are not "true sale" transactions.

        "Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which JPMCB is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

        "subsidiary" means, with respect to any Person (the "parent") at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless the context requires otherwise, "Subsidiary" shall refer to any subsidiary of CFC.

        "Syndicated 5-Year Credit Agreement" means the Five-Year Credit Agreement, dated as of May 10, 2006, among CFC, CHL, JPMorgan Chase Bank, N.A., as managing administrative agent, Bank of America, N.A., as administrative agent, ABN Amro Bank N.V., as syndication agent, Citibank, N.A. and Deutsche Bank AG New York Branch, as documentation agents and certain lenders named therein, as amended, supplemented or otherwise modified from time to time.

        "Syndicated 364-Day Credit Agreement" means the 364-Day Credit Agreement, dated as of May 10, 2006, among CFC, CHL, JPMorgan Chase Bank, N.A., as managing administrative agent, Bank of America, N.A., as administrative agent, ABN Amro Bank N.V., as syndication agent, Citibank, N.A. and Deutsche Bank AG New York Branch, as documentation agents and certain lenders named therein, as amended, supplemented or otherwise modified from time to time.

        "Taxes" means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

        "Transactions" means the execution, delivery and performance by CFC and CHL of this Agreement and the other Loan Documents, the borrowing of Loans and the use of the proceeds thereof by the Borrower.

        "Type", when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Federal Funds Rate or the Alternate Base Rate.

        "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

        SECTION 1.02.    Classification of Loans and Borrowings    For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a "Eurodollar Loan"). Borrowings also may be classified and referred to by Type (e.g., a "Eurodollar Borrowing").

        SECTION 1.03.    Terms Generally    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

        SECTION 1.04.    Accounting Terms; GAAP    Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Lender that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Lender notifies the Borrower that the Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE II

The Credits

        SECTION 2.01.    Commitments    (a) Subject to the terms and conditions set forth herein, the Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in the Lender's Credit Exposure exceeding the Lender's Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

        (b)   [Reserved].

        SECTION 2.02.    Loans and Borrowings    (a) [Reserved].

        (b)   Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of Federal Funds Rate Loans or Eurodollar Loans as the Borrower may request in accordance herewith. The Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of the Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

        (c)   At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $25,000,000 and not less than $25,000,000. At the time that each Federal Funds Rate Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $25,000,000 and not less than $25,000,000; provided that a Federal Funds Rate Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of six Eurodollar Revolving Borrowings outstanding.

        (d)   Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Commitment Termination Date.

        SECTION 2.03.    Requests for Revolving Borrowings    (a) To request a Revolving Borrowing, the Borrower shall notify the Lender of such request by telephone (a) in the case of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of a Federal Funds Rate Revolving Borrowing, not later than 2:00 p.m., New York City time, on the date of the proposed Borrowing. The Borrower may request that more than one Revolving Borrowing be made on the same day. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Borrowing Request in a form approved by the Lender and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

  (i)
  the aggregate amount of the requested Borrowing;

  (ii)
  the date of such Borrowing, which shall be a Business Day;

  (iii)
  whether such Borrowing is to be a Federal Funds Rate Revolving Borrowing or a Eurodollar Revolving Borrowing;

  (iv)
  in the case of a Eurodollar Revolving Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term "Interest Period"; and

  (v)
  the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be a Federal Funds Rate Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (b)   At the time of delivery of a notice of borrowing pursuant to (a) above, the Borrower shall (i) request or have requested a revolving credit advance or advances under the Syndicated Five-Year Credit Agreement in an amount not less than the product of: (1) the aggregate amount of the Borrowings hereunder (including any concurrent Borrowing being requested pursuant to (a) above), divided by the Commitments; and (2) the aggregate amount of the Commitments under the Syndicated Five-Year Credit Agreement, and (ii) be entitled to borrow such revolving credit advance or advances in accordance with the terms of the Syndicated Five-Year Credit Agreement

        SECTION 2.04.    [Reserved]

        SECTION 2.05.    [Reserved]

        SECTION 2.06.    Funding of Borrowings    The Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to an account in New York City designated by the Borrower and the Borrower shall have given notice of such account to the Lender.

        SECTION 2.07.    Interest Elections    (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect two different options with respect to different portions of the affected Borrowing.

        (b)   To make an election pursuant to this Section, the Borrower shall notify the Lender of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Lender of a written Interest Election Request in a form approved by the Lender and signed by the Borrower.

        (c)   Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

            (i)  the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

           (ii)  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

          (iii)  whether the resulting Borrowing is to be a Federal Funds Rate Borrowing or a Eurodollar Borrowing; and

          (iv)  if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term "Interest Period".

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month's duration.

        (d)   If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Federal Funds Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Lender so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an Alternate Base Rate Borrowing at the end of the Interest Period applicable thereto.

        SECTION 2.08.    Termination and Reduction of Commitments    (a) Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

        (b)   The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $25,000,000 and not less than $25,000,000.

        (c)   The Borrower shall notify the Lender of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Lender on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

        (d)   Upon the occurrence of a Change of Control with respect to CFC, the Lender may, by notice to the Borrower, terminate the Commitments, such termination to be effective as of the date set forth in such notice for the termination of the Commitments but in no event earlier than one Business Day following the date such notice was delivered to the Borrower.

        SECTION 2.09.    Repayment of Loans; Evidence of Debt    (a) The Borrower hereby unconditionally promises to pay to the Lender the then unpaid principal amount of each Revolving Loan on the Commitment Termination Date or on the Business Day specified in any notice delivered by the Lender referred to in Section 2.08(d). It is understood that the Commitments shall automatically terminate on the Commitment Termination Date.

        (b)   The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan made by the Lender, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

        (c)   The Lender shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder and (iii) the amount of any sum received by the Lender hereunder for the account of the Lenders.

        (d)   The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

        (e)   The Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Lender a promissory note payable to the order of the Lender (or, if requested by the Lender, to the Lender and its registered assigns) and in a form approved by the Lender. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

        SECTION 2.10.    Prepayment of Loans    (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

        (b)   The Borrower shall notify the Lender by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of a Federal Funds Rate Revolving Borrowing or an Alternate Base Rate Revolving Borrowing, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each

Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

        (c)   The Borrower shall, concurrently with any prepayment made to the lenders under the Syndicated Five-Year Credit Agreement or the Syndicated 364-Day Credit Agreement, make a prepayment under this Section 2.10 in at least an amount that bears the same proportion to the aggregate amount of Loans outstanding hereunder, as the amount of advances to be prepaid under the Syndicated Five-Year Credit Agreement bears to the aggregate amount of all advances outstanding under the Syndicated Five-Year Credit Agreement.

        SECTION 2.11.    Fees    (a) The Borrower agrees to pay to the Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of the Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if the Lender continues to have any outstanding Loans after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of the Lender's Loans from and including the date on which its Commitment terminates to but excluding the date on which the Lender ceases to have any Loans outstanding. Facility fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (b)   During the Availability Period, the Borrower agrees to pay to the Lender a utilization fee at the Applicable Rate on the aggregate amount of the Revolving Loans under this Agreement outstanding on each day during the quarter for which such fee is to be paid; provided, that no such fee shall be required to be paid with respect to any day on which the aggregate amount of the Revolving Loans then outstanding under this Agreement does not exceed 50% of the aggregate Commitments of the Lender then in effect under this Agreement. Such utilization fee, to the extent payable, shall be payable quarterly in arrears on the last day of each March, June, September and December, commencing on June 30, 2006 and on the Commitment Termination Date (or, in any case, any earlier date on which all amounts outstanding hereunder shall become due and payable by acceleration or otherwise). All utilization fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

        (c)   The Borrower agrees to pay to the Lender, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Lender.

        (d)   All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Lender. Fees paid shall not be refundable under any circumstances.

        SECTION 2.12.    Interest    (a) The Loans comprising each Federal Funds Rate Borrowing shall bear interest at the Federal Funds Rate plus the Applicable Rate.

        (b)   The Loans comprising each Alternate Base Rate Borrowing shall bear interest at the Alternate Base Rate.

        (c)   The Loans comprising each Eurodollar Borrowing shall bear interest, in the case of a Eurodollar Revolving Loan, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

        (d)   [Reserved].

        (e)   [Reserved].

        (f)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the Alternate Base Rate.

        (g)   Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph  (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Federal Funds Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

        (h)   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Lender, and such determination shall be conclusive absent manifest error.

        SECTION 2.13.    Alternate Rate of Interest    If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

          (a)   the Lender determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

          (b)   the Lender determines that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its Loan included in such Borrowing for such Interest Period;

then the Lender shall give notice thereof to the Borrower by telephone or telecopy as promptly as practicable thereafter and, until the Lender notifies the Borrower that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and such Revolving Borrowing shall be a Federal Funds Rate Revolving Borrowing, and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as a Federal Funds Rate Revolving Borrowing.

        SECTION 2.14.    Increased Costs    (a) If any Change in Law shall:

            (i)  impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate); or

           (ii)  impose on the Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by the Lender;

and the result of any of the foregoing shall be to increase the cost to the Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to the Lender or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

        (b)   If the Lender reasonably determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Lender's capital or on the capital of the Lender's holding company, if any, as a consequence of this Agreement or the Loans made by the Lender to a level below that which the Lender or the Lender's holding company could have achieved but for such Change in Law (taking into consideration the Lender's policies and the policies of the Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or the Lender's holding company for any such reduction suffered.

        (c)   A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        (d)   Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender's right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

        SECTION 2.15.    Break Funding Payments    In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate the Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to the Lender shall be deemed to include an amount determined by the Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which the Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of the Lender setting forth any amount or amounts that the Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The

Borrower shall pay the Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

        SECTION 2.16.    Taxes    (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

        (b)   In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

        (c)   The Borrower shall indemnify the Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.

        (d)   As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

        (e)   [Reserved].

        (f)    If the Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.16, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.16 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Lender in the event the Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

        SECTION 2.17.    Payments Generally; Pro Rata Treatment; Sharing of Set-offs    (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Lender, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Lender to an account of the Lender most recently designated by the Lender and the Lender shall have given notice of such account to the Borrower. Each payment (including each prepayment) on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Lender. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

        (b)   [Reserved].

        (c)   [Reserved].

        (d)   [Reserved].

        SECTION 2.18.    Mitigation Obligations; Replacement of Lenders    (a) If the Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 2.16, then the Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by the Lender in connection with any such designation or assignment.

        (b)   [Reserved].

ARTICLE III

Representations and Warranties

        Each of CFC and CHL represents and warrants to the Lender that:

        SECTION 3.01.    Organization; Powers    Each of CFC and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

        SECTION 3.02.    Authorization; Enforceability    The Transactions are within CFC's and CHL's corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each of CFC and CHL and each of this Agreement and, when executed and delivered, each of the other Loan Documents constitutes a legal, valid and binding obligation of each of CFC and CHL, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        SECTION 3.03.    Governmental Approvals; No Conflicts    The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of CFC or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon CFC or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by CFC or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of CFC or any of its Subsidiaries.

        SECTION 3.04.    Financial Condition; No Material Adverse Change    (a) CFC has heretofore furnished to the Lenders its consolidated and consolidating balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal years ended December 31, 2004 and December 31, 2005, in the case of such consolidated statements, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2006, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of CFC and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

        (b)   Since December 31, 2005, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of CFC and its Subsidiaries, taken as a whole.

        SECTION 3.05.    Properties    (a) Each of CFC and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. None of such property is subject to any Lien except as permitted by Section 6.02.

        (b)   Each of CFC and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by CFC and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.06.    Litigation and Environmental Matters    (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of CFC, threatened against or affecting CFC or any of its Subsidiaries which (i) are reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) involve this Agreement, any of the other Loan Documents or the Transactions.

        (b)   Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither CFC nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

        (c)   Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

        SECTION 3.07.    Compliance with Laws and Agreements    Each of CFC and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

        SECTION 3.08.    Investment Company Status    Neither CFC nor any of its Subsidiaries is an "investment company" as defined in, or subject to regulation under, the Investment Company Act.

        SECTION 3.09.    Taxes    Each of CFC and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which CFC or any such Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 3.10.    ERISA    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $150,000,000 the fair market value of the assets of all such underfunded Plans.

        SECTION 3.11.    Disclosure    Each of CFC and CHL has disclosed to the Lender all agreements, instruments and corporate or other restrictions to which it or any of its subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of CFC or CHL to the Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, each of CFC and CHL represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

        SECTION 3.12.    Federal Regulations    No part of the proceeds of any Loans will be used for "buying" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by the Lender, CFC will furnish to the Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U of the Board.

        SECTION 3.13.    Subsidiaries    Except as disclosed to the Lender by CFC and CHL in writing from time to time after the Effective Date, (a) Schedule 3.13 sets forth the name and jurisdiction of incorporation of each Material Subsidiary and, as to each such Material Subsidiary, the percentage of each class of Equity Interests owned by the Borrower and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors' qualifying shares) of any nature relating to any Equity Interests of the Borrower or any Material Subsidiary, except as created by the Loan Documents.

        SECTION 3.14.    Patriot Act.

        To the extent applicable, the Borrower is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV

Conditions

        SECTION 4.01.    Effective Date    The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

          (a)   The Lender (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

          (b)   The Lender shall have received a favorable written opinion (addressed to the Lender and dated the Effective Date) of Susan E. Bow, Managing Director, General Counsel, Corporate and Securities, and Corporate Secretary of CFC and CHL, substantially in the form of Exhibit C, and covering such other matters relating to CFC, CHL, this Agreement, the other Loan Documents or the Transactions as the Lender shall reasonably request.

          (c)   The Lender shall have received a closing certificate in the form of Exhibit A from each of CFC and CHL and such other documents and certificates as the Lender or its counsel may reasonably request relating to the organization, existence and good standing of CFC and CHL, the authorization of the Transactions and any other legal matters relating to CFC and CHL, this Agreement, the other Loan Documents or the Transactions, all in form and substance satisfactory to the Lender and its counsel.

          (d)   [Reserved].

          (e)   The Lender shall have received all fees and other amounts due and payable to such parties on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

The Lender shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lender to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.02) at or prior to 3:00 p.m., New York City time, on [May 31], 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

        SECTION 4.02.    Each Credit Event    The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

          (a)   The representations and warranties of the Borrower set forth in this Agreement (other than the representations and warranties set forth in Sections 3.04(b) and 3.06(a) for Borrowings after the Effective Date) shall be true and correct on and as of the date of such Borrowing.

          (b)   At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

        Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, each of CFC and CHL covenants and agrees with the Lender that:

        SECTION 5.01.    Financial Statements; Ratings Change and Other Information    CFC will furnish to the Lender:

          (a)   within 90 days after the end of each fiscal year of CFC,

              (i)  the audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of CFC and its subsidiaries as of the end of and for such year, setting forth the figures as of the end of and for the previous fiscal year in comparative form, which consolidated financial statements shall be reported on by KPMG LLP or other independent public accountants of recognized national standing (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of CFC and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

             (ii)  the unaudited consolidating balance sheet and related statement of operations of CFC and its Subsidiaries as of the end of and for such year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of CFC and its Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to the absence of footnotes;

          (b)   within 45 days after the end of each of the first three fiscal quarters of each fiscal year of CFC,

              (i)  the consolidated balance sheet and related statements of operations, stockholders' equity and cash flows of CFC and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in the case of CFC and its Subsidiaries the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year in comparative form, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of CFC and its Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

             (ii)  the consolidating balance sheet and related statement of operations of CFC and its Subsidiaries as of the end and for such fiscal quarter and the then elapsed portion of the fiscal year, certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of CFC and its Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

          (c)   concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of CFC (i) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth the Consolidated Net Worth of each of CFC and CHL and the respective requirements of Section 6.01 therefor and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

          (d)   promptly after the same become publicly available, copies of all periodic and current reports filed on Forms 10-K, 10-Q and 8-K (or successor forms), all proxy statements and all registration statements (other than those filed on Form S-8) filed by CFC or any Subsidiary with the SEC or with any national securities exchange, or distributed by CFC to its shareholders generally, as the case may be;

          (e)   promptly after Moody's or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

          (f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of CFC or any of its Subsidiaries, or compliance with the terms of this Agreement or any of the other Loan Documents, as the Lender may reasonably request.

Any delivery required to be made pursuant to Section 5.01(a), (b) or (d) and any notice required to be given pursuant to Section 5.02(b), (c) or (e) shall be deemed to have been made or given on the date on which CFC posts such delivery, or posts a press release or SEC filing containing the information required by such notice, on the Internet at the website of CFC or when such delivery is posted on the SEC's website on the Internet at www.sec.gov; provided that with respect to any delivery required to be made pursuant to Section 5.01(a) or (b), CFC shall have given notice (including electronic notice) of any such posting to the Lender, which notice shall include a link to the applicable website to which such posting was made; provided, further, that CFC shall deliver paper copies of any delivery referred to in Section 5.01(a) or (b) to any Lender that requests CFC to deliver such paper copies until notice to cease delivering such paper copies is given by the Lender.

        SECTION 5.02.    Notices of Material Events    CFC will furnish to the Lender prompt written notice of the following:

          (a)   the occurrence of any Default or Event of Default;

          (b)   the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting CFC, CHL or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

          (c)   the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its subsidiaries in an aggregate amount exceeding $100,000,000;

          (d)   notice from any rating agency concerning a negative change in any credit rating previously accorded CFC or CHL by such rating agency or informing CFC or CHL that it has been placed on negative credit watch; and

          (e)   any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall set forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

        SECTION 5.03.    Existence; Conduct of Business    CFC will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

        SECTION 5.04.    Payment of Obligations    CFC will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) CFC or such subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.05.    Maintenance of Properties; Insurance    CFC will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

        SECTION 5.06.    Hedging Program    CFC will maintain at all times a Hedging Program for CFC and its Subsidiaries consistent with their Hedging Program in effect at and as of the Effective Date with such changes thereto as CFC reasonably deems appropriate for the conduct of its ongoing business.

        SECTION 5.07.    Books and Records; Inspection Rights    CFC will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. CFC will, and will cause each of its Subsidiaries to, permit any representatives designated by the Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

        SECTION 5.08.    Compliance with Laws and Contractual Obligations    CFC will, and will cause each of its Subsidiaries to, comply with all Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

        SECTION 5.09.    Environmental Laws    CFC will, and will cause each of its Subsidiaries to:

        (a)   Comply in all material respects with, and ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain, and ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

        (b)   Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

        SECTION 5.10.    Use of Proceeds    The proceeds of the Loans will be used only for general corporate purposes. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

        SECTION 5.11.    Compliance with Regulatory Requirements    CFC will, and will cause each of its Subsidiaries which is a regulated bank to, comply with all minimum capital ratios and guidelines, including, without limitation, risk-based capital guidelines and capital leverage regulations (as may from time to time be prescribed, by regulation or enforceable order of the Board, the OCC or other federal or state regulatory authorities having jurisdiction over such Person), and within such ratios and guidelines be "well-capitalized". CFC will cause each of its Subsidiaries which is a registered broker-dealer to comply with all material rules and regulations of the SEC, the New York Stock Exchange and the National Association of Securities Dealers applicable to it (including such rules and regulations dealing with net capital requirements).

ARTICLE VI

Financial and Negative Covenants

        Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, each of CFC and CHL, as applicable, covenants and agrees with the Lender that:

        SECTION 6.01.    Financial Condition Covenants.    (a) CFC will not have a Consolidated Net Worth at any time of less than $7,680,000,000 and (b) CHL will not have a Consolidated Net Worth at any time of less than $2,400,000,000.

        SECTION 6.02.    Liens    CFC and CHL will not, and will not permit any of their respective subsidiaries to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

          (a)   Permitted Encumbrances;

          (b)   Specified MSR Liens; and

          (c)   Liens not otherwise permitted by this Section which are incurred by CFC and its Subsidiaries in the ordinary course of their hedging, financing and securitization activities (including Liens incurred in connection with any type of hedging, financing or securitization transaction undertaken in the ordinary course which reflects or represents an evolution or extension of the practices conducted on the date hereof by entities similar to CFC and its Subsidiaries);

provided that in no event shall any Lien permitted pursuant to paragraph (a) or (c) above (other than Permitted Encumbrances described in clauses (a), (b) or (e) of the definition thereof) encumber mortgage servicing rights, intercompany advances or stock and other equity interests issued by Subsidiaries of CFC.

        SECTION 6.03.    Fundamental Changes    (a) CFC will not, and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing (i) any Subsidiary may merge into CFC or CHL in a transaction in which CFC or CHL, as applicable, is the surviving corporation, (ii) any subsidiary of CFC or CHL may merge into any other subsidiary of CFC or CHL in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to CFC, CHL or to a Subsidiary, (iv) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets through transactions which are undertaken in the ordinary course of its business or determined by CFC in good faith to be in the best interests of CFC and its Subsidiaries, (v) any Subsidiary (other than CHL) may liquidate or dissolve if CFC determines in good faith that such liquidation or dissolution is in the best interests of CFC and its Subsidiaries and is not materially disadvantageous to the Lender and (vi) CFC or any Subsidiary may merge with a Person that is not a wholly-owned Subsidiary immediately prior to such merger if (A) permitted by Section 6.04 and (B) in the case of any merger involving CFC or CHL, CFC or CHL, as applicable, is the surviving corporation.

        (b)   CFC will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by CFC and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related thereto.

        SECTION 6.04.    Acquisitions    CFC will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) all or a majority of the Equity Interests or voting Equity Interests of any Person that was not a wholly-owned subsidiary prior thereto, or purchase or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any such Person or all or substantially all of the assets of any such Person constituting a business unit, unless at the time thereof and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

        SECTION 6.05.    Restricted Payments    CFC will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if at the date of the declaration thereof (either before or immediately after giving effect thereto and to the payment thereof) a Default or Event of Default shall have occurred and be continuing, except (a) CFC may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock and (b) Subsidiaries may declare and pay dividends to CFC or another wholly-owned Subsidiary of CFC.

        SECTION 6.06.    Indebtedness    CFC will not permit any of its Subsidiaries (other than CHL and Countrywide Bank, N.A.) which owns mortgage servicing rights to create, issue, incur, assume, become liable in respect of or suffer to exist Indebtedness (other than Indebtedness owed to any other Subsidiary) which, together with Indebtedness (other than Indebtedness owed to any other Subsidiary) of all other such subsidiaries owning mortgage servicing rights, exceeds $100,000,000 in aggregate principal amount.

ARTICLE VII

Events of Default

        If any of the following events ("Events of Default") shall occur and be continuing:

          (a)   the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof (including as may result from a notice given pursuant to Section 2.08(d)) or otherwise;

          (b)   the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any of the other Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied until the later of (i) three Business Days of the date when due and (ii) one Business Day after the receipt of notice from the Lender;

          (c)   any representation or warranty made or deemed made by or on behalf of CFC, CHL or any of their respective subsidiaries in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished;

          (d)   CFC or CHL shall fail to observe or perform any covenant, condition or agreement contained in Section 2.03(b), 5.02, 5.03 (with respect to the Borrower's existence), 5.10 or 5.11 or in Article VI;

          (e)   CFC or CHL shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Lender to the Borrower;

          (f)    CFC or any of its Subsidiaries shall (i) default in making any payment of any principal of any Material Indebtedness (including any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in (x) making any payment of any interest on any Material Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Material Indebtedness was created or (y) the observance or performance of any other agreement or condition relating to any Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition under this clause (ii) is (A) to cause such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable and remain unpaid or (B) to permit, and to have continuously permitted during a period of at least 30 days, the holder or beneficiary of such Material Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Material Indebtedness to become due prior to its stated maturity or (in the case of any such Material Indebtedness constituting a Guarantee Obligation) to become payable and remain unpaid; provided, that this clause (f) shall not apply to secured Material Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Material Indebtedness; provided, further, that for purposes of this paragraph (f), Material Indebtedness in respect of Hedge and Repo Transactions shall be deemed to consist of the Aggregate Deficit Amount;

          (g)   an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of CFC, CHL or any of the Material Subsidiaries or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for CFC, CHL or any of the Material Subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (h)   CFC, CHL or any of the Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for it or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

          (i)    CFC or any of its Subsidiaries shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

          (j)    one or more judgments for the payment of money in an aggregate amount in excess of $100,000,000 and not fully covered by insurance shall be rendered against CFC or any of its

  Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of CFC or any of its Subsidiaries to enforce any such judgment;

          (k)   an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

          (l)    the guarantee contained in Article VIII of this Agreement shall cease, for any reason, to be in full force and effect or CFC or CHL or any Affiliate of CFC or CHL shall so assert; or

          (m)  CFC shall cease to own 100% of the outstanding Equity Interests of CHL;

then, and in every such event (other than an event with respect to CFC or CHL described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to CFC or CHL described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

Guarantee

        SECTION 8.01.    Guarantee    (a) Each of CFC and CHL (each, a "Guarantor") hereby unconditionally and irrevocably guarantees to the Lender and its respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the other when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations of the other hereunder (with respect to such Guarantor, the "Borrower Obligations").

        (b)   Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to the insolvency of debtors (after giving effect to the right of contribution established in Section 8.02).

        (c)   Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Article VIII or affecting the rights and remedies of the Lender hereunder.

        (d)   The guarantee contained in this Article VIII shall remain in full force and effect until, subject to reinstatement pursuant to Section 8.05, all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Article VIII shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of this Agreement the Borrower may be free from any Borrower Obligations.

        (e)   No payment made by the Borrower, a Guarantor, any other guarantor or any other Person or received or collected by the Lender from the Borrower, a Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of the relevant Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until, subject to reinstatement pursuant to Section 8.05, the Borrower Obligations are paid in full and the Commitments are terminated.

        SECTION 8.02.    No Subrogation    Notwithstanding any payment made by a Guarantor hereunder or any set-off or application of funds of such Guarantor by the Lender, such Guarantor shall not be entitled to be subrogated to any of the rights of the Lender against the Borrower or any guarantee or right of offset held by the Lender for the payment of the Borrower Obligations, nor shall such Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower in respect of payments made by such Guarantor hereunder, until all amounts owing to the Lender on account of the Borrower Obligations are indefeasibly paid in full and the Commitments are terminated. If any amount shall be paid to such Guarantor on account of such subrogation rights at any time when all of the Borrower Obligations shall not have been indefeasibly paid in full, such amount shall be held by such Guarantor in trust for the Lender, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Lender in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Lender, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Lender may determine.

        SECTION 8.03.    Amendments, etc. with respect to the Borrower Obligations    Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against it and without notice to or further assent by it, any demand for payment of any of the Borrower Obligations made by the Lender may be rescinded by the Lender and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Lender, and this Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lender may deem advisable from time to time, and any guarantee or right of offset at any time held by the Lender for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released.

        SECTION 8.04.    Guarantee Absolute and Unconditional    Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Lender upon the guarantee contained in this Article VIII or acceptance of the guarantee contained in this Article VIII; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article VIII; and all dealings between such Guarantor and the Borrower, on the one hand, and the Lender, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article VIII. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or such Guarantor with respect to the Borrower Obligations. Each Guarantor understands and agrees that the guarantee contained in this Article VIII shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Lender, (c) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Obligation, (d) any law, regulation or order of any jurisdiction, or any other event, affecting any term of any Obligation or the Lender's rights with respect thereto or (e) any other circumstance whatsoever (with or without notice to or knowledge of it) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Borrower Obligations, or of such Guarantor under the guarantee contained in this Article VIII, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against a Guarantor, the Lender may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against any other Person or against any other guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Lender to make any such demand, to pursue such other rights or remedies or to collect any payments from any other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of any other Person or any such guarantee or right of offset, shall not relieve such Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Lender against such Guarantor. For the purposes hereof "demand" shall include the commencement and continuance of any legal proceedings.

        SECTION 8.05.    Reinstatement    The guarantee contained in this Article VIII shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

        SECTION 8.06.    Payments    Each Guarantor hereby guarantees that payments hereunder will be paid to the Lender without set-off or counterclaim in Dollars at the office specified by the Lender in Section 2.17.

        SECTION 8.07.    Independent Obligations    The obligations of a Guarantor under the guarantee contained in this Article VIII are independent of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not the Borrower is joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

ARTICLE IX

[Reserved]

ARTICLE X

Miscellaneous

        SECTION 10.01.    Notices    (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

            (i)  if to CFC or CHL, to it at 4500 Park Granada, Calabasas, California 91302, Attention of Chief Financial Officer (Telecopy No. (818) 225-4196), with a copy to the attention of its Chief Legal Officer (Telecopy No. (818) 225-4055) at the same address; and

           (ii)  if to the Lender, to the address set forth below its name on the signature pages attached hereto.

        (b)   Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Lender; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

        (c)   Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

        SECTION 10.02.    Waivers; Amendments    (a) No failure or delay by the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lender hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

        (b)   Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender.

        (c)   If at any time any Loan shall remain unpaid or the Commitment is outstanding, the Borrower shall amend, restate, supplement, refinance or otherwise modify (each a "Modification") the Syndicated 5-Year Credit Agreement or the Syndicated 364-Day Credit Agreement to contain any provisions with respect to interest rates, fees or other covenants or features more favorable for the lenders therein than those set forth in this Agreement, then this Agreement shall be deemed automatically amended to incorporate such Modification so that the Lender becomes entitled to the benefits of such more favorable provisions.

        (d)   In connection with paragraph (c) of this Section 10.02, the Borrower agrees, concurrently with the preparation of the documentation for any Modification that will trigger the requirements of the foregoing paragraph (c), to prepare and deliver to the Lender for execution an appropriate amendment to this Agreement, in form and substance reasonably satisfactory to the Lender, in order that the provisions of the foregoing paragraph (c) may be implemented concurrently with the execution of such Modification. The Borrower shall provide the Lender with a copy of the documentation for such Modification promptly upon such Modification becoming effective, and copies of drafts of such documentation as they are prepared; provided, however, that any failure by the Borrower to provide such documentation shall not affect the application of these Sections 10.02(c) and (d). In addition, the Borrower shall obtain any authorizations, approvals or consents of, or any filings or registrations with, any governmental or regulatory authority or agency, or any securities exchange, that are necessary to implement the amendments described in paragraph (c) of this Section 10.02 and to make the undertakings of the Borrower in respect thereof, valid and enforceable.

        SECTION 10.03.    Expenses; Indemnity; Damage Waiver    (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Lender, including the fees, charges and disbursements of any counsel for the Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

        (b)   The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds thereof, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

        (c)   [Reserved].

        (d)   To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

        (e)   All amounts due under this Section shall be payable not later than 10 days after written demand therefor.

        SECTION 10.04.    Successors and Assigns    (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any of the other Loan Documents without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) the Lender may not assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

        (b)   (i) Subject to the conditions set forth in paragraph (b)(ii) below, the Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of the Borrower, provided that no consent of the Borrower shall be required for an assignment to an Affiliate of the Lender or, if an Event of Default has occurred and is continuing, any other assignee.

           (ii)  Assignments shall be subject to the following additional conditions:

            (A)  except in the case of an assignment to an Affiliate of the Lender or an assignment of the entire remaining amount of the Lender's Commitment or Loans, the amount of the Commitment or Loans of the Lender subject to each such assignment shall not be less than $10,000,000 unless the Borrower otherwise consents, provided that no such consent of the Borrower shall be required if an Event of Default under Article VII has occurred and is continuing;

            (B)  each partial assignment shall be made as an assignment of a proportionate part of all the Lender's rights and obligations under this Agreement; and

            (C)  the parties to each assignment shall execute an Assignment and Assumption.

          (iii)  Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of the Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, the Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

          (iv)  The Lender, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption and a register for the recordation of the names and addresses of the assignees, and the Commitment of, and principal amount of the Loans owing to, each assignee pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower and the Lender may treat each Person whose name is recorded in the Register pursuant to the terms hereof as it would the Lender for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and the Lender, at any reasonable time and from time to time upon reasonable prior notice.

           (v)  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

        (c)   (i) The Lender may, without the consent of the Borrower, sell participations to one or more banks or other entities (a "Participant") in all or a portion of the Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) the Lender's obligations under this Agreement shall remain unchanged, (B) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which the Lender sells such a participation shall provide that the Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that the Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver which (i) increases the Commitment of the Lender, (ii) reduces the principal amount of any Loan or reduces the rate of interest thereon, or reduces any fees payable hereunder, (iii) postpones the date of payment of the principal amount of any Loan or any interest thereon, or any fees payable hereunder, or reduces the amount of, waives or excuses any such payment, or postpones the date of expiration of any Commitment, (iv) changes Section 2.17 in a manner that would alter the pro rata sharing of payments required thereby, (v) releases any Guarantor from its obligations set forth in Article VIII or (vi) changes any of the provisions of this Section; provided further that such amendment, modification or waiver affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were the Lender.

           (ii)  A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

        (d)   The Lender may at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of the Lender, including without limitation any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge, assignment or grant of a security interest; provided that no such pledge, assignment or grant of a security interest shall release the Lender from any of its obligations hereunder or substitute any such pledge, assignee or grantee for the Lender as a party hereto.

        SECTION 10.05.    Survival    All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, and 10.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

        SECTION 10.06.    Counterparts; Integration; Effectiveness    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

        SECTION 10.07.    Severability    Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

        SECTION 10.08.    Right of Setoff    If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which the Lender may have.

        SECTION 10.09.    Governing Law; Jurisdiction; Consent to Service of Process    (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

        (b)   The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

        (c)   The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

        (d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        SECTION 10.10.    WAIVER OF JURY TRIAL    EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH

PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

        SECTION 10.11.    Headings    Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

        SECTION 10.12.    Confidentiality    The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory or self-regulatory authority, (c) to the extent required by applicable laws or regulations (including the regulations of any self-regulatory organization) or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, "Information" means all information received from the Borrower, in connection with the negotiation of or pursuant to this Agreement, relating to the Borrower or its business, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

        SECTION 10.13.    Patriot Act    The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COUNTRYWIDE FINANCIAL CORPORATION
By:	/s/ Bradley W. Coburn
	Name:	Bradley W. Coburn
	Title:	Managing Director, Assistant Treasurer, Cash Management
COUNTRYWIDE HOME LOANS, INC.
By:	/s/ Bradley W. Coburn
	Name:	Bradley W. Coburn
	Title:	Managing Director, Assistant Treasurer
WILLIAM STREET CREDIT CORPORATION
By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Assistant Vice President

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  Exhibit 10.109a
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